EXHIBIT 4
SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-      )

Filings Under the Public Utility Holding Company Act of 1935 ("Act")

____________, 1997


                  Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.
                  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or amended, may be granted and/or permitted to become effective.

Central  Power  and  Light  Company,   Public   Service   Company  of  Oklahoma,
Southwestern Electric Power Company, West Texas Utilities Company and Central and South West Services, Inc.
(70-      )

                  Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company (the "Operating Companies"), wholly owned public utility subsidiaries of Central and South West Corporation ("CSW"), a registered holding company, and Central and South West Services, Inc., a wholly owned subsidiary of CSW that is authorized to provide services to associate companies in the CSW system, have filed an application on Form U-1 seeking authority to market to their customers a mortgage incentive program called the Better Choices Home Mortgage Program (the "Program"). The Program has been developed in cooperation with PHH Mortgage Services Corporation and PHH Real Estate Services Corporation ("PHH") to permit PHH to offer to customers larger mortgages on more beneficial terms on homes that meet specified energy efficiency and environmental conservation standards. Certain of those standards have been designed to qualify for certification under the industry-wide E-Seal Program of the Edison Electric Institute. Ancillary to these mortgage services, customers would be offered relocation services through a PHH network of realtors. The Operating Companies would market the Program to their customers and would certify the compliance of homes with the energy efficiency and environmental conservation standards. The Operating Companies would, where lawful, receive as compensation for their services portions of the referral fees paid by realtors to PHH for relocation services for customers and fees based on mortgages closed by PHH. Possibly in the future, the Operating Companies would market under the Program the mortgage and relocation services of providers other than PHH.